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EXHIBIT 15  INDEPENDENT ACCOUNTANT'S LETTER REGARDING UNAUDITED FINANCIAL
            INFORMATION


October 21, 1998



Securities and Exchange Commission
450 Fifth Street, NW
Washington DC  20549

RE:   GA Financial, Inc.
      1.  Form S-8 (Registration No. 333-37837)
      2.  Form S-8 (Registration No. 333-66107)

Ladies and Gentlemen:

We are aware that our report dated October 21, 1998 on our review of interim financial information of GA Financial, Inc. for the three month and nine month periods ended September 30, 1998 and included in GA Financial, Inc.'s quarterly report on Form 10-Q for the period then ended is incorporated by reference in the registration statements referred to above. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/PricewaterhouseCoopers LLP